Exhibit 10.30

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of the 14 day of August, 1992, by and between Kennedy-Wilson, a Delaware corporation with its principal office located in Santa Monica, California (the “Company”), and William J. McMorrow, an individual (“Employee”).

AGREEMENT

1.             Services Provided to the Company. During the term of this Agreement, Employee shall devote 100% of his working hours to advance the business and welfare of the Company and its subsidiaries and shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company, which duties may, in the Company’s sole discretion, be changed in any legal manner from time to time. The initial duties of Employee shall include, without limitation, serving the Company as Chief Executive Officer and Chairman of the Board of the Company. Employee shall provide the Company with the benefit of his best judgment and efforts in performing his duties hereunder.

2.             Term. Employee shall be employed by the Company pursuant to this Agreement for a term beginning on the date of this Agreement and continuing through to, and terminating at the close of business on the third anniversary of the date hereof (unless earlier terminated pursuant to Section.9 hereof).

3.             Commitment to the Company. During the ten of this Agreement, Employee shall not be involved, individually or as an employee, principal, officer, general partner, director or shareholder of any company, in any real estate development activities without first obtaining the consent and approval of a majority of the Company’s Board of Directors. The limitation contained in this Section shall not apply, however, to the ownership of less than 1% of the capital stock of any publicly held corporation or to participation in real estate development activities as a limited partner. For purposes of this Section, Employee shall be deemed the owner of any interests held by Employee, Employee’s spouse, or any other un-emancipated minor member of Employee’s family.

4.             Compensation to Employee. During the term of this Agreement, the Company shall pay to Employee compensation (the “Compensation”) consisting of:

(i)            a salary equal to $450,000 per annum, payable on such basis as is the normal payment pattern of the Company, not to be less frequently than monthly; and

(ii)           an annual bonus in an amount equal to up to 100% of the Employee’s annual salary, the exact amount of which shall be determined by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. In making such determination, the Committee shall consider, among other things, the annual financial results of the Company, including return on equity.

5.         Expenses. Employee shall be entitled to reimbursement from the Company for any out-of-pocket expenses, including travel expenses, incurred by Employee in the ordinary course of providing his services hereunder. Such reimbursement shall be made by the Company within 30 days after receipt of a statement therefore from Employee setting forth in reasonable detail the expenses for which reimbursement is requested, accompanied by customary documentation evidencing such expenses.

6.         Insurance Coverage and Benefits. During the term of this Agreement, the Company will provide Employee, at the Company’s expense, coverage under the major medical, hospitalization and other insurance programs maintained by the Company for its officers generally. In addition, Employee will receive during the term of this Agreement all other company-provided benefits to which Employee was entitled in the ordinary course immediately prior to the date hereof as an employee of Kennedy-Wilson, Inc., a California corporation and all other company provided benefits which are, from time to time, made available by the Company to its officers.

7.         Noncompetition Covenant. During the term of this Agreement and for a period of three years thereafter, Employee will not, directly or indirectly:

(a)           (i) in any manner induce, attempt to induce, or assist others to induce or attempt to induce any employee, partner, joint venturer, independent contractor, agent or customer of the company to terminate its, his or her association with the Company, or (ii) do anything to interfere with the relationship between the Company and such person or entity or other persons or entities dealing with the Company; or

(b)           in any capacity (whether as an individual, promoter, proprietor, general partner, joint venturer, employee, agent, consultant, director, officer, manager, shareholder or otherwise) work for, act as a consultant or adviser to, own any interest in, or otherwise be connected in any manner with the ownership, management, operation or control of (collectively “Associated With”), any person or entity which at any time during the term of this Agreement or for a period of three years thereafter engages in the businesses engaged in by the Company including without limitation the real estate auction marketing business without the consent of the Board of Directors of the Company. Employee acknowledges that the Company’s existing services are marketed internationally and that its business plans include marketing throughout the entire world either directly or through others. Accordingly the restrictions in this Section 7 shall extend to operations in any part of the world. Employee further acknowledges that all patents, trade secrets, know how, technology data, formulae, plans, specifications and other information used by the Company or under development in connection with its business are the property of the Company, and that Employee does not have the right to disclose, make available or use any of the foregoing for the benefit of himself or any other person or entity.

(c)           Nothing in this Section 7 shall restrict Employee from owning not more than 1% of the outstanding shares of any class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, or any limited partner interest in a limited partnership or similar passive investment interest so long as the nature of such investment prevents, pursuant to applicable law,. Employee’s control of the management of the issuer of such investment interest.

(d)           The parties hereto intend that the covenants and agreements contained in this section 7 shall be deemed to be a series of separate covenants and agreements, one for each and every country, county, state, city and other jurisdiction in the world with respect to which the Company’s business has been or is hereafter carried on. If any of the foregoing is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such agreement extending for too great a period of time or over too great a geographical area, or by reason of its being too extensive in any other respect, such agreement shall be interpreted to extend only over the maximum period of time and geographical area and to the maximum extent enforceable, all as determined by such court in such action. Any determination that any provision hereof is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision thereof.

(e)           Notwithstanding the foregoing, nothing herein shall prevent Employee, following the termination of his employment or the end of the term of this Agreement, from being associated with any person or entity engaged in any real estate activities or matters other than real estate auction activities or matters.

8.           Confidential and Proprietary Information. Employee recognizes that he has occupied and will occupy a position of trust with respect to business information of a confidential or proprietary nature which is the property of the Company and which has been and will be imparted to him or her from time to time in the course of the performance of his duties under this Agreement. Employee agrees that:

(a)             he shall not at any time, whether during the term hereof or thereafter, use or disclose directly or indirectly any confidential or proprietary information of the Company to any person, except that he may use and disclose to other Company personnel such confidential and proprietary information in the course of the performance of his duties hereunder; and

(b)             he shall return promptly upon the termination of this Agreement or otherwise upon the request of the Company any and all copies of any documentation or materials containing any confidential or proprietary information of the Company.

For purposes of this Agreement, the term. “confidential or proprietary infor-mation” of the Company shall include all information of any nature and in any form which is owned by the Company and which is not at the time publicly available or generally known to persons engaged in businesses similar to that of the company, including, but not limited to, practices, procedures and methods and other facts relating to the business of the company; practices, procedures and methods and other facts related to sales, marketing, advertising, promotions, financial matters, clients, client lists of the Company and all other information of a confidential and proprietary nature.

9.                                 Termination.

(a)             This Agreement will terminate upon the death or incapacity of Employee. Incapacity shall mean the inability to perform the services due hereunder for a consecutive 30 calendar day period.

(b)             This Agreement may also be terminated by the Company:

(i)                 in the event of a material breach of this Agreement by Employee which is not corrected within10 days after the Company’s written notice of the breach to Employee; and

(ii)                for cause, which includes, without limitation, Employee’s violation of law, material wrongful act or omission, malfeasance or gross negligence which causes or can reasonably be anticipated to cause material damage to the business or reputation of the Company.

(c)             This Agreement may be terminated by Employee upon a material breach of this Agreement by the company which is not corrected within 10 days after Employee’s written notice of the breach to the company.

(d)             Termination of this Agreement pursuant to this Section 9 shall not relieve Employee of his obligations to comply with Sections 7 and 8 hereof. Upon the termination of this Agreement by the Company pursuant to Section 9(b) or the resignation of Employee during the term of this Agreement, any further compensation to Employee shall terminate on the date this Agreement is so terminated by the company or Employee resigns; provided that in the event Employee so resigns, Employee will receive a bonus f or the year in which he resigned in the ordinary course but prorated based on the number of days the Employee was employed by the Company that year. In all other cases, Employee, or his estate, will receive all salary and bonuses due hereunder and remaining to be paid, during the term hereof in the ordinary course.

10.         General Provisions.

(a)             Notices. Any notice to be given pursuant to this Agreement shall be in writing and, in the absence of receipted hand delivery, shall be deemed duly given when mailed, if the same shall be sent by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

If to the Company, to: Kennedy-Wilson, Inc.

2950 31st Street

Suite 300

Santa Monica, California 90405

Attention:  President

If to Employee, to:	William J. McMorrow c/o Kennedy-Wilson, Inc. 2950 31st Street suite 300
Santa Monica, California 90405

(b)           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successors whether by merger, consolidation, transfer of substantially all assets or similar transaction, and it shall be binding upon and shall inure to the benefit of Employee and his heirs and legal representatives. This Agreement is personal to Employee and shall not be assignable by Employee.

(c)            Waiver of Breach. The waiver by the Company or Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other.

(d)           Entire Agreement/Modification. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, agreements and understandings relating hereto. Any modification of this Agreement shall be effective only if it is in. writing and signed’ by the parties to this Agreement;

(e) Applicable Law. The validity of this Agreement and the interpretation and performance of all of its terms shall be construed and enforced in accordance with the laws of the State of California.

(f)            Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(g)           Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EMPLOYEE	KENNEDY-WILSON, INC.
A Delaware corporation
/s/ William J. McMorrow	/s/ William Stevenson
President